EXHIBIT 18

March 6, 2013

Nature’s Sunshine Products, Inc.

2500 West Executive Parkway, Suite 100

Lehi, UT 84043

Dear Sirs/Madams:

We have audited the consolidated financial statements and financial statement schedule of Nature’s Sunshine Products, Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 6, 2013, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s change in its classification of shipping and handling costs from selling, general and administrative expenses to cost of sales in the consolidated statements of operations during the year ended December 31, 2012.  Note 2 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2012 of the Company’s change in classification of shipping and handling costs in the consolidated statements of operations. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche